Exhibit 99.99

Deer Consumer Products, Inc. Announces Record 2010 Financial Results, Declares Quarterly Cash Dividend of $0.05 per Share, Provides 2011 Growth Outlook

•	2010 revenue of $175.8 million, an increase of 116% from 2009

•	2010 net income of $30.3 million, an increase of 145% from 2009. Basic earnings per share of $0.91, fully diluted EPS of $0.90, an EPS increase of 68% from 2009

•	Strong Q1/2011 sales growth, anticipates favorable Chinese domestic and global market environment for continued earnings growth in 2011

•	Declares quarterly cash dividend of $0.05 per share

•	Management and insiders share lock up through 2013

NEW YORK, March 10, 2011 /PRNewswire-FirstCall/ -- Deer Consumer Products, Inc. (Nasdaq:DEER - News) (website: www.deerinc.com), one of the world's largest vertically integrated branded and ODM/OEM manufacturers of small home and kitchen appliances marketing to both global and China domestic consumers, announced today record financial results for the fiscal year ended December 31, 2010. Deer management is scheduled to host an investor conference call on March 10, 2011, at 8:30 am, US Eastern Standard Time.

Quarterly Cash Dividend of $0.05 per Share:

The Board of Directors has adopted a resolution to pay a quarterly cash dividend from future earnings of $0.05 per share. The dividend will be paid on April 14, 2011, to shareholders of record at the close of business on March 31, 2011. Declaration and payment of future quarterly dividends will be made at the discretion of the Board of Directors from future earnings only.

"The initiation of a cash dividend demonstrates Deer’s confidence in our growth potential, and reflects our strong financial position and strong balance sheet without any long-term debts. We believe Deer’s dividend yield is in line with those of other global companies in our household appliances industry. The cash dividend allows us to reward our long-term shareholders while maintaining sufficient cash levels to aggressively grow our business in 2011 and beyond. We have sufficient cash on hand to continue to grow our business without diluting our current shareholders,” said Bill He, Chairman and CEO of Deer.

Fiscal Year 2010 Financial Highlights:

•	Revenue of $175.8 million, an increase of 116% from 2009, from record sales in China and emerging markets

•	Net income of $30.3 million, an increase of 145% from 2009. Basic earnings per share of $0.91, fully diluted EPS of $0.90, an increase of 68% from 2009

•	Strong balance sheet without any long-term debts: total assets of $189 million, shareholders’ equity of $144 million, $34 million in cash

•	Expanded gross profit margin to 29%, compared to 25% in 2009

•	Expanded net income margin to 17%, compared to 15% in 2009

•	Sees positive impact to earnings from China's currency appreciation, increasing demand from China's rising middle class and positive growth momentum from the global economic environment

2010 Revenue:

2010 revenue was $175.8 million, an increase of 116% from $81.3 million in 2009. The increase in revenue was a result of larger product offerings and aggressive sales expansion in the China domestic markets and increasing sales in emerging markets, including Asia, South America and the Middle East, and Europe. The average selling prices of our products increased approximately 6% compared to that of 2009. We significantly increased sales in China’s domestic markets. The results are on pace with management’s plan to capture the fast growth experienced in China.

Deer’s Significantly Increased Competitive Position After the Global Financial Crisis:

Following the global financial crisis, we believe that many smaller suppliers in China with limited capital resources have gone out of business, leading to further consolidation in the small home and kitchen appliances industry. In addition, we noticed that buyers increasingly favor companies with strong financial strength, higher product quality, sufficient plant production capacity, and a track record of prompt delivery. We utilized this market opportunity to add new accounts and increase sales volume with our existing customers. In addition, Deer sees better global market conditions in 2011 as the global economy continues to improve, which would benefit Deer's international market sales.

2010 Net Income:

2010 net income was $30.3 million, an increase of 145% from 2009. Basic earnings per share was $0.91, fully diluted EPS was $0.90, an increase of 68% from 2009. Aggressive cost controls and expanding revenue growth contributed to record earnings.

Management Comments on 2010 Financial Results:

Mr. He commented: "As anticipated, the strategy for our China domestic market expansion was well executed in 2010, which resulted in significantly higher revenue growth and higher profit margins. Deer believes that our integrated 'production to market' business model and our in-depth understanding of the local Chinese culture and market insights towards China’s domestic markets have positioned Deer as an efficient operator of a highly profitable growth company. We capture both manufacturing margins and end user distribution margins. As Deer continues to expand in the high margin China domestic markets, we see tremendous growth momentum well into 2011."

Anticipates Strong First Quarter 2011 Sales, Provides 2011 Revenue and Earnings Guidance:

In 2011, Deer anticipates revenues from the high margin China domestic sales to surpass export sales. Deer provides 2011 revenue guidance of between $200 and $220 million, net income guidance of between $35 million and $37 million, and targets EPS (Earnings per Share) between $1.08 and $1.12.

Deer believes 2011 will be another year of continued China domestic market expansion. Deer plans to significantly expand store presence in 2011 across China and market unique products to a broader customer base, which will position the Company for continued growth in 2012.

Mr. He commented: “In 2011, we do not anticipate slowdown in consumer spending in China. We believe the China domestic economy will continue to expand, which will result in greater sales to China’s wealthier middle class who seek out Deer’s quality small home and kitchen appliances to enhance their changing lifestyles. We do not foresee significantly increased costs in raw materials. We believe 2011 will be another year of record earnings growth for Deer.”

3-Year Insider Share Lockup, Total Management Commitment:

Throughout its 16-year corporate history, Deer has been led by its original founders. As disclosed previously, Deer's entire management team and insiders have voluntarily entered into 3-year share lockup agreements, which prohibit them from selling any shares to the general public through at least 2013. Deer management and insiders' vested interests are aligned completely with those of our public shareholders.

Exploring Strategic Options:

From time to time, Deer is engaged in strategic and synergistic discussions with global companies in our industry that wish to enter the high margin China domestic markets through Deer’s expanding production and distribution network in China. Deer remains open to all strategic options that would potentially lead to maximizing our shareholders’ value.

Investor Conference Call Details:

Deer Consumer Products, Inc. 2010 Annual Report Earnings Call

Date and time: March 10, 2011, 8:30 AM, US Eastern Standard Time

Conference Number: 1 617 801.9702

Passcode: 752 085 93

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. (Nasdaq:DEER - News) (website: www.deerinc.com) is a NASDAQ Global Select Market listed U.S. company with its primary operations in China. Deer has a 17-year operating business as well as a strong balance sheet. Operated by Deer's founders and supported by more than 103 patents, trademarks, copyrights and approximately 2,000 employees, Deer is a leading designer, ODM/OEM manufacturer and global marketer of quality small home and kitchen electric appliances. Deer's product lines include blenders, juicers, soy milk makers and a large variety of other home appliances designed to make modern lifestyles easier and healthier. With more than 100 global clients and branded products, and a rapidly expanding China domestic market footprint, Deer has enjoyed rapid growth in revenues and earnings in recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Contact Information:
____________________________________

Corporate Contact:
Ms. Helen Wang, President
Deer Consumer Products, Inc.
Tel: 011-86-755-86028300 / 011-86-13688806146
Email: investors@deerinc.com
____________________________________
Source: Deer Consumer Products, Inc.

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS

CURRENT ASSETS
Cash & equivalents	$33,956,591	$79,333,729
Restricted cash	1,347,385	35,701
Accounts receivable	52,686,494	17,070,781
Advances to suppliers	3,018,531	3,299,107
Other receivables	125,580	213,487
VAT receivable	2,839,718	2,516,618
Prepaid expense	159,583	12,500
Inventories	23,015,850	18,061,282

Total current assets	117,149,732	120,543,205

NON-CURRENT ASSETS
Property and equipment, net	20,453,404	11,325,999
Prepayment for land use rights	3,812,947
Intangible assets, net	38,308,468	394,684
Construction in progress	8,913,181	3,724,337
Other assets	4,570	20,073

Total noncurrent assets	71,492,570	15,465,093

TOTAL ASSETS	$188,642,302	$136,008,298

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$26,247,453	$13,055,110
Unearned revenue	1,759,792	1,719,761
Taxes payable	5,536,646	3,371,986
Other payables and accrued expenses	3,001,716	2,217,087
Notes payable	8,361,698	6,212,911

Total current liabilities	44,907,305	26,576,855

COMMITMENT AND CONTINGENCY

STOCKHOLDERS' EQUITY
Common Stock, $0.001 par value; 75,000,000 shares authorized; 33,592,562 and 32,631,748 shares issued and outstanding as of December 31, 2010 and 2009, respectively	33,593	32,632
Paid-in capital	91,084,958	91,111,661
Statutory reserve	6,127,639	2,371,718
Development fund	3,063,819	1,185,859
Accumulated other comprehensive income	6,315,475	2,335,216
Retained earnings	37,109,513	12,394,357

Total Company stockholders' equity	143,734,997	109,431,443

TOTAL LIABILITIES AND EQUITY	$188,642,302	$136,008,298

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008

Revenue	$175,846,887	$81,342,680	$43,784,935
Cost of revenue	125,274,479	61,176,610	34,125,019

Gross profit	50,572,408	20,166,070	9,659,916

Operating expenses
Selling	9,161,068	3,555,547	2,854,946
General and administrative	4,563,188	2,380,861	2,566,634

Total operating expenses	13,724,256	5,936,408	5,421,580

Income from operations	36,848,152	14,229,662	4,238,336

Non-operating income (expenses)
Interest income	484,527	94,986	13,870
Interest expense	-	(122,299)	(310,762)
Financial expense	(148,772)	(223,607)	(247,901)
Exchange gain (loss)	(1,253,707)	138,284	959,943
Other income (expense), net	69,030	38,084	(17,444)
Subsidy income	54,134	326,334	57,660
Realized loss on trading securities	-	-	(34,873)
Other expenses	(55,901)	-	-

Total non-operating income (expenses), net	(850,689)	251,782	420,493

Income before income tax	35,997,463	14,481,444	4,658,829
Income tax expense	5,648,426	2,112,382	1,302,045

Net income	30,349,037	12,369,062	3,356,784

Other comprehensive item
Foreign currency translation	3,980,259	(10,482)	1,041,966

Comprehensive Income	$34,329,296	$12,358,580	$4,398,750

Basic weighted average shares outstanding	33,210,969	22,782,200	16,985,460

Diluted weighted average shares outstanding	33,651,767	23,190,286	16,985,460

Basic earnings per share	$0.91	$0.54	$0.20

Diluted earnings per share	$0.90	$0.53	$0.20

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,349,037	$12,369,062	$3,356,784
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	1,640,882	1,449,186	1,218,301
Realized loss on short-term investments	-	-	34,873
Loss on disposal of fixed assets	-	-	351,257
Stock-based compensation	275,698	333,387	-
(Increase) decrease in current assets:
Accounts receivable	(34,354,325)	(8,512,633)	(7,821,066)
Advances to suppliers	887,765	-	(1,965,833)
Other receivables, prepayments, and deposits	(491,041)	(5,019)	210,696
Due from stockholder	-	331,064	1,454,375
Due from related party	-	1,715,320	(325,509)
Tax rebate receivable	-	283,706	158,989
Inventories	(4,329,707)	(10,374,062)	(3,180,080)
Increase (decrease) in current liabilities:
Accounts payable	12,532,257	4,084,515	6,205,438
Unearned revenue	(10,106)	(1,585,231)	3,175,324
Taxes payable	1,777,120	(670,218)	581,530
Notes payable	1,924,203	-	-
Due to related party	-	(274,636)	(795,427)
Other payables and accrued expenses	858,495	1,221,679	162,679

Increase in noncurrent asset:	15,741	18,100	215,234

Net cash provided by operating activities	11,076,019	384,221	3,037,566

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(1,282,217)	164,297	276,966
Acquisition of property & equipment	(10,095,861)	(1,474,527)	(3,627,873)
Acquisition of intangible asset	(37,230,325)	-	(8,319)
Prepayment for land use rights	(3,812,947)
Sale of short-term investments	-	29,322	79,984
Construction in progress	(4,969,627)	(2,829,702)	(559,651)

Net cash used in investing activities	(57,390,977)	(4,110,610)	(3,838,893)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of short-term loans	-	-	4,176,723
Proceeds from issuance of long-term loans	-	-	720,750
Proceeds from issuance of notes payable	-	3,055,687	2,969,781
Proceeds from sale of common stock	-	93,578,000	-
Change in advance to shareholder, net	-	-	(535,367)
Change in advance to related party, net	-	-	270,028
Offering costs paid	(320,000)	(12,407,007)	-
Proceeds from exercise of warrants	6,964,510	290,890	-
Purchase of treasure shares	(6,945,950)	-	-
Payment on short-term loans	-	(3,550,661)	(5,656,331)
Payment on long-term loans	-	(733,050)	-

Net cash provided by (used in) financing activities	(301,440)	80,233,859	1,945,584

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	1,239,260	44,233	126,224

NET INCREASE (DECREASE) IN CASH & EQUIVALENTS	(45,377,138)	76,551,703	1,270,481

CASH & EQUIVALENTS, BEGINNING OF YEAR	79,333,729	2,782,026	1,511,545

CASH & EQUIVALENTS, END OF YEAR	$33,956,591	$79,333,729	$2,782,026

Supplemental Cash flow data:
Income tax paid	$3,620,873	$567,226	$725,125
Interest paid	$-	$119,996	$310,762
Settlement of receivable as a deemed dividend	$-	$-	$3,134,979